U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------
                              AMICI VENTURES, INC.
                 (Name of Small Business Issuer in Its Charter)

New York   (State or Other Jurisdiction of
            Incorporation or Organization)

7841       (Primary Standard Industrial
            Classification Code)

13-3963541 (I.R.S. Employer Identification Number)

                   770 King Street, Rye Brook, New York 10573
                                 (914) 937-6001
        (Address and telephone number of registrant's executive offices)

                                ANTHONY R. RUSSO
                            C/O AMICI VENTURES, INC.
                                 770 KING STREET
                            RYE BROOK, NEW YORK 10573
                                 (914) 937-6001
            (Name, Address and Telephone Number of Agent for Service)

                        Copies of all correspondence to:
                              JOSEPH SIERCHIO, ESQ.
                             SIERCHIO & COMPANY, LLP
                              150 EAST 58TH STREET
                            NEW YORK, NEW YORK 10155

                                                        -----------------------
APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:   As soon as practicable after
                                               this registration statement
                                               becomes effective.
                                                         --------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier effective
Registration Statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
----------------------------------- ------------------------ ------------------------ --------------------------- ----------------
Title Of Each Class Of Securities   Number of Shares To Be   Proposed Maximum         Proposed Maximum            Amount of
To Be Registered                    Registered               Offering Price Per       Aggregate Offering Price    Registration
                                                             Share                                                Fee
----------------------------------- ------------------------ ------------------------ --------------------------- ----------------
----------------------------------- ------------------------ ------------------------ --------------------------- ----------------
Common Stock, $.001 par             2,000,000                $0.03         (1)        $60,000                      $15
value
----------------------------------- ------------------------ ------------------------ --------------------------- ----------------

 (1) Calculated in accordance with Rule 457(o) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFETIVE DATE UNTIL THE REGISTRANT SHALL FILE A FUTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTION PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                              AMICI VENTURES, INC.

                  2,000,000 SHARES AT A PRICE OF $.03 PER SHARE

                                  COMMON STOCK
                           --------------------------


         This is our initial public offering. We are offering up to 2,000,000 shares of our common stock at a price of $.03 per share. We are offering the shares directly through our officer and director on a best-efforts, no-minimum basis. This means that the proceeds will be used by us for the purposes described in this prospectus, as we receive them.

         For the initial 30 days of the offering, we plan to offer the shares exclusively to our existing shareholders on a pro rata basis. Each shareholder will be entitled to purchase one share of our common stock for every three shares owned at a price of $.03 per share. During the second 30 days of the offering, we plan to offer any unsold shares to existing shareholders pro rata who have notified us of their interest to acquire additional shares over their initial allotted pro rata portion. During the final 60 days of the offering, any unsold shares will be offered to any interested party. There are no minimum purchase requirements.

         The offering will end on ________,2001, a date which is 120 days from the date of this prospectus unless it is terminated by us on an earlier date as we may deem appropriate. All funds received from subscribers will not be held in an escrow account. This means that the proceeds will be used by us for the purposes described in this prospectus, as we receive them.

          There is no trading market for our common stock. If a market were to develop, it would most likely be on the NASD OTCBB or the "pink sheets." We would not satisfy the listing criteria of any national securities exchange or the Nasdaq Stock Market.
                              --------------------

The purchase of shares involves substantial risk . See "Risk Factors" beginning on page 7 for a discussion of risks to consider before purchasing our common stock.
                              --------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


------------------------------- ---------------------------- ---------------------------- ----------------------------
                                Price to the Public(1)       Maximum Commissions(1)       Proceeds to the Company(2)
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Per Share                                  $0.03                         -0-                         $0.03
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Total 2,000,000 Shares                  $60,000.00                       -0-                      $60,000.00
------------------------------- ---------------------------- ---------------------------- ----------------------------

(1) We are offering the shares directly through our officer and director on a best efforts, no-minimum basis. No compensation will be paid to our officer and director in connection with his efforts regarding the offer and sale of our shares.
(2)  Does not include offering expenses estimated to be $25,000.



              The date of this prospectus is________________, 2001.

                                TABLE OF CONTENTS


Prospectus Summary............................................................6
Risk Factors..................................................................7
Cautionary Note Regarding Forward-Looking Statements ........................10
Use of Proceeds..............................................................10
Arbitrary Determination of Offering Price....................................12
Dilution.....................................................................12
Plan of Distribution ........................................................13
Legal Proceedings............................................................14
Directors, Executive Officers, Promoters and Control Persons.................15
Security Ownership of Certain Beneficial Owners and Control Persons..........15
Interest of Named Experts and Counsel........................................16
Description of Capital Stock.................................................16
Disclosure of Commission Position of Indemnification.........................17
Description of Business......................................................17
Management's Discussion and Analysis or Results of Operations................20
Description of Property......................................................23
Certain Relationships and Related Transactions...............................23
Market for Common Equity and Related Matters.................................23
Executive Compensation.......................................................24
Index to Consolidated Financial Statements...................................26
Changes in and Disagreements with Accountants on Accounting and
  Financial Disclosure.......................................................40
Where you can Find Additional Information....................................40

                               PROSPECTUS SUMMARY

This summary contains material information about us and the offering. However, it may not contain all of the information you may consider relevant; accordingly, you should read the entire prospectus, including the section titled "Risk Factors" and our financial statements and the related notes, before deciding to invest in our common shares on a best efforts no minimum basis stock. Unless the context otherwise requires, references to "Amici," "us," "we" and "our" refer to Amici Ventures, Inc.

Amici Ventures, Inc.

         Originally engaged in the development and production of theatrical entertainment products, we formed our AM Films division in 1999 and discontinued our development and production business in May 2000. To date, we have assembled a library of motion pictures which we intend to commercialize over the Internet. In May 2000, we executed our first agreement for the video on-demand exploitations of our motion pictures with veryindependent.com.

         Our strategy is to assist our first video on-demand partner in service, followed by additional video on-demand producers and complementary audiences thereafter.

         Our offices are located at 770 King Street, Rye Brook, New York 10573. Our telephone number at our corporate offices is (914) 937-6001.

The Offering

Common  stock  offered  by  us       2,000,000 on a best efforts no minimum
                                     basis

Common  stock  to  be  outstanding   8,000,000 shares
after  this  offering

Use of proceeds                      The proceeds from the sale of the shares in
                                     this offering will be utilized to identify and negotiate the rights to a significantly greater inventory of titles, all of which will be viewable on-demand over the Internet or intranet networks. We will also use a portion of the proceeds to develop a Website as the platform for delivery of our products and services.
                                     Since there is no minimum amount to be
                                     raised, proceeds from the sale of our
                                     shares will be used by us as the funds are received. Because we are offering the shares on a "best efforts, no-minimum" basis, we cannot represent what percentage of the offered shares we will actually sell.

Term of Offering                     120 days

                                  RISK FACTORS

         You should consider the following risks carefully before you decide to buy our common stock. Our business, financial condition or results of operations could be materially and adversely affected by any of the following risks.

Our anticipated revenue growth may not occur, and if it does occur, it may not continue or increase in the future.

         There can be no assurance that the revenue growth we anticipate as a result of the market's interest in the on-demand availability of entertainment products will occur. If our revenues do grow as anticipated, there can be no assurance that they will continue or increase. The prediction of our future results is difficult and, therefore, our recent decision to acquire the distribution rights to additional motion pictures should not be taken as an indication of any growth that can be expected in the future.

         To the extent that revenues do not grow at anticipated rates, or that we are unable to secure or retain additional motion picture rights and broadcast partners similar to those obtained in prior periods, our business, results of operations and financial condition would be materially and adversely affected.

Our success in expanding our business depends upon the widespread acceptance of the Internet as a key source for additional customers.

         Currently, only a small portion of customers seek to watch motion pictures over the Internet. We have contracted with the first provider of on-demand motion picture entertainment via the Internet that has entered the market and we are in discussions with a second. Our business growth strategy is based on the premise that a significant portion of the public will seek to view motion pictures on demand via the Internet. If that does not occur, or if it occurs more slowly than expected, our anticipated increase in sales will be materially and adversely affected or not develop at all.

Internet access problems and failures could adversely affect our business.

         Currently, there are only a small portion of entertainment products and broadcasts via the Internet. Significant industry concerns persist regarding the loss of content integrity and theft of products. Much technology has been developed to mitigate these concerns but industry acceptance is slow. Any persistent problems, failures or disruptions on those web sites planning to broadcast entertainment products on the Internet could materially and adversely affect our growth strategy.

It is unclear how any existing and future laws enacted will be applied to the Internet industry and what effect such laws will have on us.

         We are seeking to expand our technological capabilities to enable us to provide our services on the Internet. A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including, but not limited to, online content, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain how existing laws will be applied by the judiciary to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease our potential growth, and the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Our long term liquidity and capital resources are uncertain.

         In the event that our cash reserves are depleted, we may need to seek additional capital. If we do, there can be no assurance that we will be successful in raising a sufficient amount of additional capital or in internally generating a sufficient amount of capital to meet our long term requirements. If we are unable to generate the required amount of additional capital, our ability to meet our obligations and to continue our operations may be adversely affected.

We may not be able to compete successfully against current and future competitors.

         We currently compete with at least a dozen companies in the United States who provide similar services to ours. All of these companies, such as Disney, Time-Warner, Universal Studios and MGM have significantly greater financial resources, name recognition, depth and content of film libraries, and technical and marketing resources, and virtually all of them are seeking to improve their technology, products and services. In addition to our existing competitors, if we successfully implement our planned expansion strategy, we will also be competing with such larger companies as ABC, NBC, CBS, HBO and the like. We can not assure you that we will have the financial resources or the technological expertise to successfully meet this competition.

We are controlled by our officers, directors and entities affiliated with them.

         In the aggregate, Anthony Russo, our president, owns 50% of our issued and outstanding shares of common stock. Mr. Russo will be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combinations transactions.

Our future performance is dependent on our ability to retain key personnel.

         Our performance is substantially dependent on the performance of our senior management personnel. In particular, our success depends on the continued efforts of our president, Anthony Russo and his ability to attract additional management personnel. Mr. Russo has 32 years of business experience and a strong relationship with the company's vendors and potential customers. The loss of Mr. Russo's services could have a material adverse effect on our business, results of operations and financial condition. We do not have an employment agreement in place with Mr. Russo.

Despite our management's experience in managing a public company, there can be no assurance that it will be able to effectively manage our growth.

         Our current management has previous experience managing publicly held companies and large operating businesses. There can be no assurance, however, that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to fully exploit the market opportunity for our products and services. Any inability to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

The value and transferability of our shares may be adversely impacted by the limited trading market for our shares and the penny stock rules.

         There is no current trading market for our shares and there can be no assurance that a trading market will develop, or, if such trading market does develop, that it will be sustained. To the extent that a market develops for our shares at all, they will likely appear in what is customarily known at the "pink sheets" or on the NASD Bulletin Board, which may limit their marketability and liquidity.

         To date, neither we nor anyone acting on our behalf has taken any affirmative steps to request or encourage any broker/dealer to act as a market maker for our shares. Further, we have not had any discussions with any market maker regarding the participation of any market maker in the future trading market, if any, for our shares. In addition, holders of our common stock may experience substantial difficulty in selling their securities including as a result of the "penny stock rules," which restrict the ability of brokers to sell certain securities of companies whose assets or revenues fall below the thresholds established by those rules.

Future sales of shares may adversely impact the value of our stock.

         The total amount of shares covered by this prospectus would represent approximately 33.3% of the number of our outstanding shares on the date of this prospectus. If required, we will seek to raise additional capital through the sale of our common stock. Future sales of shares by us could cause the market price of our common stock to decline.

The offering price of our shares was arbitrarily determined by us.

         Prior to this offering, there has been no public trading market for our shares. The initial public offering price of our shares has been arbitrary determined by us and does not bear any relationship to established valuation criteria such as assets, book value or prospective earnings. Among the factors considered by us were the proceeds to be raised by the offering, the lack of trading market, the amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present stockholders and our relative requirements.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains statements that plan for or anticipate the future, called "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those terms and other comparable terminology.

         These  forward-looking  statements  include statements about:

o   our market opportunity;
o   our strategies;
o   competition;
o   expected  activities  and expenditures as we pursue our business plan; and
o   the  adequacy  of  our  available  cash  resources.

         These statements appear in a number of places in this report and include statements regarding our intent, belief or current expectations, those of our directors or officers with respect to, among other things: (i) trends affecting our financial condition or results of operations, (ii) our business and growth strategies, (iii) the Internet and Internet commerce and (iv) our financing plans. Although we believe that the expectations reflected in the forward-looking statement are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

         The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, does not apply to our offering.

         The accompanying information contained in this prospectus, including the information discussed under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" identify important factors that could adversely affect actual results and performance. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statement appearing above.

                                 USE OF PROCEEDS

         The shares are being offered directly by us on a best efforts, no-minimum basis. Funds received from the subscribers will not be placed in an escrow account. Thus, the proceeds will be used by us as they are received for the purposes described below. The shares will be sold (1) during the initial 30 days of the offering, to our existing shareholders on a pro rata basis;

(2) during the second 30 days of the offering, to the extent shares remain unsold to those shareholders who indicate their desire to purchase a number of shares above their pro rata portion; and (3) during the remainder of the offering, to any interest party.

         If all 2,000,000 shares offered are sold, the gross proceeds of this offering will be $60,000 and the net proceeds will be $60,000. We expect expenses of the offering, including, but not limited to, accounting fees and legal fees, to be approximately $25,000. These expenses will be paid from the proceeds of the offering. The first $25,000 raised will be used to pay offering expenses.

         The net proceeds will be utilized to identify and negotiate the rights to a greater inventory of motion picture titles, all of which will be viewable on demand over the Internet or intranet networks as follows:

     Amount raised:        $25,000      $30,000       $45,000      $60,000
     -------------         -------      -------       -------      -------

                                             Allocation
                                             ----------

     Offering Expenses:    $25,000      $25,000       $25,000      $25,000
     Inventory Purchases:  $  0         $  0          $10,000      $20,000
     Film:                 $  0         $ 5,000       $ 5,000      $10,000
     Working Capital:      $  0         $  0          $ 5,000      $ 5,000

         Any shortfall between the amount raised and the costs of this offering will be paid for from a loan commitment from Mr. Russo for up to a maximum amount of $25,000.

         While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassign the use if, in the judgment of our board of directors, changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

         Although we do not intend to raise a significant amount of funds in this offering, we believe that by becoming a reporting issuer or a "public" company, we will be in a better position in the future to negotiate and acquire film inventory and broaden access to traditional capital financing markets.

         Although we could have voluntarily filed under the Exchange Act 1934 to become such a reporting issuer, we believe that our registration statement filed under the Securities Act is more advantageous because it offers us the opportunity to raise the funds needed to satisfy the costs of becoming a reporting issuer.

         It may be necessary for us to incur some administrative costs for preparation and filings of periodic reports with the Securities and Exchange Commission, the amount of which is not expected to be more than $10,000 through December 31, 2001. It is expected that these costs would be paid from existing working capital and cash flow from operations. We expect to keep any proceeds not utilized for these purposes in a working capital reserve.

         Except as described in this prospectus, no portion of the proceeds of the offering will be paid to officers, directors and/or their affiliates or associates.

                    ARBITRARY DETERMINATION OF OFFERING PRICE

         There is no trading market for our shares. The initial offering price of $0.03 per share has been arbitrarily determined by us, and bears no relationship whatsoever to our assets, earnings, book value or any other objective standard of value. Among the factors considered by us in determining the initial offering price were:

*        The lack of trading market
*        The proceeds to be raised by the offering
* The amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present stockholders

         We have not declared, and do not foresee declaring, any dividends now or into the foreseeable future.

                                    DILUTION

         The difference between the public offering price per share and the pro forma net tangible book value per share of our Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock. Dilution arises mainly from the arbitrary decision by a company as to the offering price per share. Dilution of the value of the shares purchased by the public in this offering will also be due, in part, to the lower book value of the shares presently outstanding, and in part, to expenses incurred in connection with the public offering.

         Net tangible book value is the net tangible assets of a company (total assets less total liabilities and intangible assets; please refer to "Financial Statements"). At December 31, 2000, we had a net tangible book value of $23,475 or $.00 per share.

         After giving effect to the sale of all 2,000,000 shares being offered at an initial public offering price of $.03 per share and after deducting estimated expenses of this offering of $25,000, our adjusted net tangible book value at December 31, 2000 after the offering would have been $58,475 or $.01 per share, representing an immediate increase in net tangible book value of $.01 per share to the existing shareholders and an immediate dilution of $.02 or 66.67% per share to new investors.

         The following table illustrates the above information with respect to dilution to new investors on a per share basis assuming the following level of sales:

Number of shares sold:                  850,000         1,000,000         1,500,000         2,000,000
                                        -------         ---------         ---------         ---------

Initial public offering price           $   .03          $   .03           $   .03           $   .03
Pro forma net tangible book
     value at December 31,2000              .00              .00               .00               .00
Increase in pro forma net tangible
     book value attributed to new
     investors                              .00              .00               .01               .01
Adjusted pro forma net tangible
     book value after offering              .00              .00               .01               .01
Dilution to new investors                   .03              .03               .02               .02


         Mr. Russo received 3,000,000 shares for services valued by our Board of Directors at $3,000 or $0.001 per share.

                              PLAN OF DISTRIBUTION

         We offer the right to subscribe for up to 2,000,000 shares at $0.03 per share. There is no minimum number of shares you must purchase. We propose to offer the shares directly through our officer and director on a best efforts, no-minimum basis. Therefore, there is no minimum number of shares that must be sold before the offering can be completed. No compensation is to be paid to any person for the offer and sale of the shares. Our president and director, Anthony
R. Russo, may distribute prospectuses related to this offering. We estimate that approximately 350 prospectuses will be distributed by him.

         For the initial 30 days of the offering, we plan to offer the shares exclusively to our existing shareholders on a pro rata basis. Specifically, each shareholder will be entitled to purchase one share of our common stock for every share owned by such shareholder at a price of $.03 per share. During the second 30 days of the offering, we plan to offer any unsold shares to our existing shareholders who have notified us of their interest to acquire a number of shares in excess of their pro rata portion. During the third 30 days of the offering, any unsold shares will be offered to any interest parties. In addition to our existing shareholders, Mr. Russo intends to distribute prospectuses to acquaintances, friends and business associates.

         The funds received from the subscribers will not be held in any escrow account. Thus, any money we receive will be immediately appropriated by us for the uses described in this prospectus. No funds will be returned to the subscribers once the subscription has been accepted by us.

         Although our president and director is an associated person as that term is defined in Rule 3a4-1 under the Exchange Act, he will deemed not to be a broker for the following reasons:

* He is not subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of his participation in the sale of our securities.
* He will not be compensated for his participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.
* He is not an associated person of a broker or dealer at the time of his participation in the sale of our securities.
*        He meets all of the following conditions:
         * The associated person primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and
         * The associated person was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
         * The associated person does not participate in selling an offering of securities for any other issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 under the Exchange Act.

         As of the date of this prospectus, no broker has been retained by us for the sale of shares being offered. In the event a broker who may be deemed an underwriter is retained by us, an amendment to our registration statement will be filed.

Method of Subscribing

         You may subscribe by filling in and signing the subscription agreement and delivering it, prior to the expiration date, to us. The subscription price of $0.03 per share must be paid in cash or by check, bank draft or postal express money order payable in United States dollars to the order of Amici Ventures, Inc., and delivered to us at 770 King Street, Rye Brook, New York 10573. We reserve the right to reject any subscription in whole or in part in our sole discretion for any reason whatsoever notwithstanding the tender of payment at any time prior to our acceptance of the subscriptions received.

Expiration Date

         This offering will expire on __________________, 2001, 120 days from the date of this prospectus.

                                LEGAL PROCEEDINGS

         We are not a party to any pending legal proceeding.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         As of April 30,2001 we had only one officer and director as follows:

Name                    Age        Position held with the Company

Anthony R. Russo        58         President, Chief Financial Officer & Director

         The background of our director and executive officer is as follows:

         Anthony R. Russo has been our President, Chief Financial Officer and a director since 1999. He is also Chief Financial Officer and a director of Momentum Holdings Corporation (NASD OTCBB-MMHD) since 2000. He was Chairman and Chief Executive of Cartilage Technologies, Inc. from 1989 to 1999, Chairman and Chief Executive of Sherwood Corporation (Nasdaq-SHRW) from 1973 to 1989, and served as director and Chairman of the Audit Committee of Lloyd Electronics, Inc. (Amex-LLYD) from 1980 to 1985. Mr. Russo, a CPA and alumnus of Arthur Andersen, LLP's New York City Office, holds a BBA in accountancy practice from Pace University and an MA in business and policy studies from SUNY Empire State College.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND CONTROL PERSONS

         The following table sets forth as of April 30, 2001 the beneficial ownership of common stock of each person known to us who owns more than 5% of our issued and outstanding common stock and of our directors, executive officers, and significant employees.

Name and address of                   Amount and Nature              Percent of
Beneficial Owner                  of Beneficial Ownership               Class
-------------------------         -----------------------            -----------
Herbert Maxwell                           599,756                        9.9%
440 East 56th Street
New York, New York 10021

Joseph Sierchio                           480,200                        8.0%
150 East 58th Street
New York, New York 10155

Anthony R. Russo                        3,811,000                       63.5%
770 King Street
Rye Brook, New York 10573

Mark Balsam                               594,000                        9.9%
36 West 25th Street
New York, New York 10010

All directors, executive officers       3,811,000                       63.5%
and significant employees as a
group (1 person)

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         Joseph Sierchio, principal of Sierchio & Company, LLP, our counsel, owns 480,200 shares of our common stock.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

         We are authorized to issue 30,000,000 shares of common stock, $.001 par value per share, of which 6,000,000 shares were issued and outstanding as of the date of this Prospectus. Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters that may be voted upon by the owners of those shares at meetings of the stockholders.

         The holders of common stock (i) have equal rights to dividends from funds legally available for the payment of dividends, when, as and if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

         All shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable, with no personal liability attaching to their ownership. The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of our directors if they so choose and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

         Each share of common stock is entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the board of directors from funds legally available therefor. No holder of any shares of common stock has any pre-emptive right to subscribe for any of our securities. Upon our dissolution, liquidation or winding up, our then assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and nonassessable.

         Each shareholder of common stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders. The shareholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the shares voting in the election of directors will be able to elect all the directors if they choose to do so.

Dividends

         We have not declared any dividends since inception, and have no present intention of paying any cash dividends on our common stock in the foreseeable future. The payment of dividends, if any, in the future, rests within the discretion of our board of directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant facts.

Transfer Agent and Registrar

         Currently, we are acting as our own transfer agent and registrar for our common stock. Upon completion of the offering we intend to engage Stocktrans, Inc., 7 E. Lancaster Avenue, Ardmore, Pennsylvania 19003 to act as our transfer agent.

       DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES
                                ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its certificate of incorporation, or by-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             DESCRIPTION OF BUSINESS

         Organized in 1995, we, through our acquisition of Maxwell Entertainment, Inc. ("MEI"), have been engaged in the development and production of theatrical entertainment products since October 1997. In November 1999, we formed our AM Films division coincident with acquiring the broadband distribution rights to a library of approximately 150 motion pictures it intends to commercialize over the Internet. In May 2000, we discontinued our development and production business and executed our first agreement for the video on-demand exploitations of our motion pictures with veryindependent.com.

         We are not presently, nor have we been subject to any bankruptcy, receivership or similar proceedings.

Our Services

         We have assembled an initial library of 150 motion pictures that provide a range of topics and genres suitable for broad audience appeal. Within our titles you can find such classics as "Quadrophenia" with The Who and "Matewan" with James Earl Jones. The library contains animated features with children's appeal, several science fiction themes, action films, mysteries, dramas, and films designed to make a social statement.

         Our business strategy is to license, on a non-exclusive basis, to video on-demand "partners". At the same time, we plan to use the proceeds of this offering to identify and negotiate the rights to a significantly greater inventory of titles, all of which will be viewable on-demand over the Internet or intranet networks.

Our Anticipated Sources of Revenues

         Our principal source of revenue will be from the transition fees collected by our video on-demand partners that are remitted monthly to us, net of servicing costs. We have contracted with our first distribution partner, veryindependent.com, who expects to go on the air by mid-2001. We have identified other potential partners whose marketing strategies accelerate our plans, but have delayed further discussions until this offering is completed.

         Additionally, once we have assembled approximately 500 entertainment features, we plan to launch an educational division comprised of documentary and other high quality non-fiction shorts whose content is ideally suited for general education and interest.

Our Customers

         Our customers will be comprised of multi-faceted purveyors of software that wish to offer a broad range of entertainment or educational content to their customers and members. Our video on-demand customers will focus on the age, quality and diversity of our titles as well as our ability to add new titles. Additionally, professional and fraternal groups will be more keenly interested in the quality and accuracy of our planned non-fiction division. Other potential customers include airports, remote resorts, cruise lines, etc.

Our Competitive Business Conditions

         We currently compete with at least a dozen companies in the United States who provide similar services to ours. All of these companies, such as Disney, Time-Warner, Universal

Studios and MGM, have significantly greater financial resources, name recognition, depth and breadth of film libraries, and technical and marketing resources, and virtually all of them are seeking to improve their technology, products and services. In addition to our existing competitors, if we successfully implement our planned expansion strategy, we will also be competing with such larger companies as ABC, NBC, CBS, HBO and the like that have decades of broadcast experience and access to vastly greater resources.

         Our position in the video on-demand market will likely be enhanced by virtue of our size and ability to move quickly in this rapidly changing niche relative to our significantly larger and more successful potential competitors. In addition, our focus on well-made independent features singles its library out against some of the industry giants whose libraries are centered in features of mass audience appeal.

Our Suppliers

         Our initial library of titles was acquired from Dream LLC, which owns a large collection of independently produced feature films. Our agreement with Dream provides us access within our market, to all new titles it adds in the future. There are only a few libraries of Dream's quality in the market but we have delayed further title acquisition until we complete this offering. We have also had conversations with one of the leading distributors of educational programming desirous of representation in our market. This relationship has also been placed on hold pending sufficient access to additional capital. We anticipate no difficulties in obtaining substantially greater depth of programming once we have such access to traditional sources of capital.

Regulatory Issues

         All of the titles we have licensed to date have been rated by the Motion Picture Association of America ("MPAA"). No further regulation, either industry or government sponsored is applicable to our marketing plan.

Research and Development

         Our marketing plans involve the acquisition of well-made independent entertainment and educational content for transmission over the broadband network by specialized on-demand partners responsible for their technological strategies. As such, our research and development efforts are centered in identifying and acquiring rights to quality content in our market niche. We do not have nor are we seeking to develop any proprietary technology in the transmission on-demand of our licensed content over the broadband network.

Employees

         Anthony R. Russo, our President, director and controlling shareholder, is currently our only employee. Upon completion of the offering, we plan to hire an administrative person with some experience in the film distribution industry. Mr. Russo has also agreed to commit as much of his time as required to guide us through our early period of growth.

Leasehold

         We currently occupy space rent-free in the residence of our President on a month-to-month basis. Upon completion of this offering, we contemplate occupying approximately 250 square feet of office space within the commercial facilities of one of our suppliers or broadcast partners.

Equipment

         We are currently provided with access to telephone, fax, copy and other business services without cost on equipment owned by Mr. Russo. Mr. Russo has agreed to continue providing us with our current business equipment needs without charge for the foreseeable future.

         MANAGEMENTS'S DISCUSSION AND ANALYSIS OR RESULTS OF OPERATIONS

         The following discussion of our financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

Overview

         Through our acquisition of Maxwell Entertainment, Inc. ("MEI"), we have been engaged in the development and production of theatrical entertainment products since October 1997. In November 1999, we formed our AM Films division ("AMF") coincident with acquiring the broadband distribution rights to a library of approximately 150 motion pictures we intend to commercialize over the Internet. In May 2000, we discontinued our development and production business and executed our first agreement for the video on-demand exploitation of our motion pictures over the Internet.

         As a development and production business, our revenues were comprised of management fees and other service income which were recognized as earned. Revenues from our on-demand film division will be determined on an end user pay-per-view basis as reported by our webcasting partners, the first of which is veryindependent.com. Our webcast partners maintain and promote their on-demand theatre website, broadcast the motion picture selected by the end user, and collect all viewing fees. Viewing receipts are reported and remitted to us monthly, net of webcast service fees. Additionally, we have agreed to pay royalties to the licensor of the motion picture rights acquired in May 2000. Webcast fees and royalties are accounted for as direct costs.

         We plan to build our business through the acquisition of the Internet broadband rights to additional motion pictures, and by contracting with more on-demand webcasters. We have already identified two such libraries but have delayed formal discussions until we complete this offering. We have also been approached by another company that currently offers educational programming on-demand over the Internet that wishes to enter the entertainment segment in 2001. While we have had preliminary discussions to date, we have decided to get our first webcasting partner, very independent.com, operating before incurring the costs associated with screening and contracting with additional webcasters.

         We are also exploring the possibility of sub-licensing of our motion picture rights to the intranet systems of some of the U.S. larger employers and professional organizations as an employee or member benefit, respectively. We believe broadband delivered entertainment products on an on-demand basis will also be appropriate for airport clubs, remote resorts and extended travel at sea. No efforts have been expended testing the viability of such ancillary markets.

For the Six Months Ended December 31, 2000 and 1999

RESULTS OF OPERATIONS

         During the six months ended December 31, 2000, we lost $8,425 as compared to a loss of $107,405 for the six months ended December 31, 1999, a reduction of $98,980 or 92%. This improvement is entirely attributable to a reduction of general and administrative expenses of $184,221 or 96% between the respective periods. This decrease in expenses is consistent with our ceasing in May 2000 of all further development and production of entertainment products once we had begun to focus our efforts on acquiring broadband rights to completed entertainment products (i.e. independently produced motion pictures) for commercialization via the Internet. As a result of the foregoing shift in operating strategy, our net loss per share was reduced from $(.01) for the six months ended December 31, 1999 to approximately breakeven, or $.00 for the six months ended December 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES

         Our President, director and controlling shareholder, Anthony R. Russo, has agreed to lend us sufficient funds in the near term until we can access more traditional sources of capital. In addition, we have filed a Registration Statement on Form SB-2 to raise additional funds.

For the Years Ended June 30, 2000 and 1999

RESULTS OF OPERATIONS

         For the year ended June 30, 2000 we had a net income of $32,875 compared to a net loss of $79,921 in 1999, an improvement of $112,796 or 142%. This improvement can be directly attributed to two factors: (1) general and administrative expenses decreased $70,061 or 26.6% from $262,927 for the year ended June 30, 1999 to $192,866 for the year ended June 30, 2000 and (2) the gain on forgiveness of debt from related parties of $140,500 in the current year compared to none for the year ended June 30, 1999.

         The decrease in expenses was consistent with the reduction in project starts, and as a consequence, revenues, in the fiscal year ended June 30, 2000 as compared with those of fiscal 1999. The development and production of entertainment products proved to be extremely competitive and only marginally compensatory without sufficient capital to differentiate and promote our projects. Accordingly, in the year ended June 30, 2000, we de-emphasized our development and production business and redirected our focus to acquiring rights to completed motion pictures and promoting their viewing on-demand over the emerging medium of the Internet. In connection with winding down the development and production business, we compromised a significant portion of our obligations, principally with related parties, which gave rise to a non-recurring gain of $140,500.

         As a result of the foregoing, on our average shares outstanding of 7,692,000 and 9,666,000 for the years ended June 30, 2000 and 1999, respectively, we experienced net income per share of $.00 in fiscal 2000 compared to a net loss per share of $(.01) in fiscal 1999.

LIQUIDITY AND CAPITAL RESOURCES

         We ended fiscal 1999 with a cash position of only $500; however we have an entirely new business strategy and have already acquired the broadband rights to over 150 motion pictures. We expect to use the proceeds from this offering to expand our library of motion picture rights and to develop more webcast relationships. We anticipate a modest capital requirement for our additional motion picture rights as we plan to acquire them initially with common stock. Our present marketing methods will continue; however, should we require significant additional financial resources for future expansion, which we may seek to obtain through public or private equity offerings. We will need to seek additional capital to sustain our operations if our revenues do not increase. If we seek to obtain additional funding, there can be no assurance that we will be successful in raising a sufficient amount of additional capital or in internally generating a sufficient amount of capital. If we are unable to generate the required amount of additional capital, our ability to meet our obligations and to continue our operations may be adversely affected. No specific plans exist for such financings at this time.

VARIABLES AND TRENDS

         We have been engaged in the development and commercialization of entertainment products for over 3 years. Key variables in our industry are caused by the lack of popularity or attraction of certain productions.  However, the demand to see a
diverse  range  of  popular  motion   pictures  is  reasonably constant.

         The rapidly growing medium of the Internet, particularly in the viewing of entertainment products on demand, is considered by many industry observers as an enormous potential market. There are, however, numerous, well financed companies such as Disney, Universal Studios, Fox and Warner Communications which own substantially greater libraries of motion pictures backed by substantial promotion funds. The networks and cable broadcasters are also in control of significantly greater amounts of entertainment grade content and capital resources. Should either or both potential competitors enter the Internet broadband view on-demand market place, our plans may be affected materially.

                             DESCRIPTION OF PROPERTY

         We currently use the residence of our president, Anthony R. Russo, as our principal office, on a rent-free basis. We anticipate continuing to use these facilities until at least December 31, 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. Russo, our President since September 1999, has provided us with office space and certain office equipment without rent or reimbursement and plans to continue to do so for the foreseeable future. He has also lent us $10,000 at December 31, 2000 and has committed to continue to provide us with such funds as reasonably required until we can gain access to more traditional sources of capital.

         Russo Corporation, of which Mr. Russo is the controlling shareholder, is a minority member of Dream LLC, which licensed the internet broadband rights to our library of motion pictures to us. Mr. Russo received no compensation or other consideration from Dream in connection with its decision to enter into the licensing agreement with us, nor did he represent Dream in its negotiations with us. We expect that his association with Dream will enhance Mr. Russo's future access to rights to more titles for us.

                  MARKET FOR COMMON EQUITY AND RELATED MATTERS

         There is no trading market for our common stock nor can any assurance be given that one will develop. Since we do not satisfy the listing criteria for any of the national securities exchanges or the NASDAQ stock market, we will not be applying for any such listing. Accordingly, if a market were to develop for our common stock, it would most likely be on the NASD OTCBB or the pink sheets.

         We are currently offering 2,000,000 shares of our common stock. There has been no trading market for our common stock nor can any assurance be given that such a market will in fact develop.

         There are currently 312 holders of our outstanding common stock. The outstanding common stock was sold in reliance upon an exemption from registration contained in Section 4(2) of the Securities Exchange Act. There can be no assurance that a trading market will develop. To date, neither we nor anyone acting on our behalf has taken any affirmative steps to retain or encourage any broker/dealer to act as a market maker for our common stock. Further, there have been no discussions or understandings, preliminary or otherwise, between us or anyone acting on our behalf and any market maker regarding the participation of any such market maker in the future trading market, if any, for our common stock.

         There are no outstanding options or warrants to purchase, or securities convertible into, our common equity. The 6,000,000 shares of our common stock currently outstanding are restricted securities as that term is defined in the Securities Act.

         Ninety (90) days following the completion of our offering, (a) 1,356,000 shares of our common stock will be eligible for sale in the public market without restriction or further registration under the Securities Act of 1933, unless purchased by or issued to any "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act of 1933, described below, and (b) 4,644,000 shares may be sold in accordance with Rule 144. All other outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144, 144(k) or 701 promulgated under the Securities Act of 1933 or another exemption from registration.

         We have not declared any dividends since inception, and have no present intention of paying any cash dividends on our common stock in the foreseeable future. The payment of dividends, if any, rests within the discretion of our board of directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant facts.

                             EXECUTIVE COMPENSATION

         The following summary compensation table reflects all compensation awarded to, earned by, or paid to our Chief Executive Officer and president and other employees for all services rendered to us in all capacities during each of the fiscal years ended June 30, 1998, 1999 and 2000. None of our other executive offices received salary and bonus exceeding $100,000 during those years.


-----------------------------------------------------------------------------------------------------------
                                        Summary Compensation Table
-----------------------------------------------------------------------------------------------------------
-------------------------------------------------- --------- -------------- ---------- --------------------
                                                    Fiscal                                 All Annual
      Name and Principal Position                    Year       Salary        Bonus       Compensation
-------------------------------------------------- --------- -------------- ---------- --------------------
-------------------------------------------------- --------- -------------- ---------- --------------------
Mitchell Maxwell, President                          1998    $0             $ 0        $ 0
through September 1999                               1999    $0             $ 0        $ 0
                                                     2000    $48,500(1)     $ 0        $ 0
-------------------------------------------------- --------- -------------- ---------- --------------------
-------------------------------------------------- --------- -------------- ---------- --------------------
Anthony R. Russo, President                          1999    $0             $ 0        $ 0
September 1999 through present                       2000    $0(2)          $ 0        $ 0

-------------------------------------------------- --------- -------------- ---------- --------------------

(1) Mr. Maxwell received health insurance and related fringe benefits which amounted in total to approximately $5,722 in fiscal 1998, $7,068 in fiscal 1999 and $1,832 in fiscal 2000 in addition to his stated salary. Except as noted in the table, he received no further compensation for his services. A portion of such expenses is included in general and administrative expenses.
(2) Mr. Russo received 3,000,000 common shares valued by the Board at $3,000 for services he performed for us during the fiscal year ended June 30, 2000. He has received no further compensation for his services.

Director's Compensation

         During fiscal year ended June 30, 2000, Herbert Maxwell, who served as our Chairman of the Board from our inception through his resignation in August 1999, was granted 500,000 common shares valued at $500 for his services as such. Directors that are also part of our management are not compensated for services.

Employment and Severance Agreement

         There are no employment contracts or agreements between us and any of our officers.

                                    INDEX TO

                        CONSOLIDATED FINANCIAL STATEMENTS

                                   YEARS ENDED

                             JUNE 30, 2000 AND 1999



                                                                           PAGE
                                                                           ----

Independent auditors' report                                                27

Consolidated financial statements:

   Consolidated balance sheets                                              28

   Consolidated statements of operations                                    29

   Consolidated statements of stockholders' equity (deficiency)             30

   Consolidated statements of cash flows                                    31

   Notes to consolidated financial statements                               33

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Amici Ventures, Inc. and Subsidiary
770 King Street
Rye Brook, New York 10573

         We have audited the accompanying consolidated balance sheets of Amici Ventures, Inc. and Subsidiary as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amici Ventures, Inc. and Subsidiary as of June 30, 2000 and 1999, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



Marden, Harrison & Kreuter
Certified Public Accountants, P.C.




White Plains, New York
October 4, 2000

                       AMICI VENTURES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                       ----------------------------------


                                                           June 30,           June 30,           December 31,
                                                             1999               2000                 2000
                                                           --------           --------           ------------
                                                                                                  (Unaudited)
A S S E T S
Current assets:
   Cash                                                   $    20,679          $     500         $       626
   Prepaid expenses                                             1,288                 -                   -
                                                          -----------          ---------          ----------

         Total current assets                                  21,967                500                 626

   Investments                                                  3,880             33,400              33,400
   Organization costs, net                                      1,678             -                       -
                                                          -----------          ---------          ----------

         Total assets                                     $    27,525          $  33,900          $   34,026
                                                          ===========          =========          ==========


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
   Income taxes payable                                   $     1,000          $   1,500          $      551
   Loans payable - related parties                             64,900                500              10,000
                                                          -----------          ---------          ----------

         Total current liabilities                             65,900              2,000              10,551
                                                          -----------          ---------          ----------

Stockholders' equity:
   Common stock, $.001 par value;
     30,000,000 authorized, issued and outstanding
         (9,666,000 in 1999 and 6,000,000 in 2000)              9,666              6,000               6,000
   Additional paid-in capital                                  77,634            118,700             118,700
   Deficit                                                   (125,675)           (92,800)           (101,225)
                                                          -----------          ---------          ----------

         Total stockholders' equity
           (deficiency)                                       (38,375)            31,900              23,475
                                                          -----------          ---------          ----------

         Total liabilities and stockholders'
           equity (deficiency)                            $    27,525          $  33,900          $   34,026
                                                          ===========          =========          ==========




  The accompanying notes are an integral part of these consolidated financial statements.

                       AMICI VENTURES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 ----------------------------------------------


                                                                                    Six Months         Six Months
                                               Year Ended        Year Ended           Ended              Ended
                                                 June 30,         June 30,         December 31,       December 31,
                                                   1999              2000              1999               2000
                                               -------------    --------------     ---------------   ----------------
                                                                                    (Unaudited)        (Unaudited)

Revenues                                         $   400,708      $   173,712        $    173,712      $     -

Cost of sales                                        217,202           87,971              87,971                -
                                                 -----------      -----------        ------------      ------------
Gross profit                                         183,506           85,741              85,741            -

General and administrative expenses                  262,927          192,866             192,646            8,425
                                                 -----------      -----------        ------------      ------------
Loss from operations                                (79,421)         (107,125)           (106,905)          (8,425)

Forgiveness of debt - related parties                     -           140,500                  -                 -
                                                 -----------      -----------        ------------      ------------
Income (loss) before income taxes                   (79,421)           33,375            (106,905)          (8,425)

Income taxes                                             500              500                 500                -
                                                 -----------      -----------        ------------      ------------

Net income (loss)                                $   (79,921)     $    32,875        $   (107,405)     $    (8,425)
                                                 ============     ===========        =============     ============

Net income (loss) per share -
   basic and diluted                             $      (.01)     $       .00        $       (.01)     $       .00
                                                 ===========      ===========        =============     ===========

Weighted average number of shares
   outstanding - basic and diluted                 9,666,000        7,692,000          12,047,143        6,000,000
                                                 ===========      ===========        ============      ===========








The accompanying notes are an integral part of these consolidated financial statements.

                       AMICI VENTURES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
     -----------------------------------------------------------------------

                                                Common Stock,              Additional                   Stockholders'
                                               $.001 Par Value              Paid-In                        Equity
                                               ---------------              Capital       Deficit       (Deficiency)
                                             Shares       Amount            -------       -------       ------------

Balance, June 30, 1998                      9,666,000    $   9,666       $   77,634   $    (45,754)     $  41,546

Net loss year ended                            -              -               -            (79,921)       (79,921)
                                         ------------    ---------       ----------    ------------      -----------

Balance, June 30, 1999                      9,666,000        9,666           77,634       (125,675)       (38,375)

Issuance of shares for services
   performed                                4,000,000        4,000              -             -             4,000

Acquisition of motion picture
   rights                                     334,000          334           33,066           -            33,400

Settlement with former
   shareholders                            (8,000,000)      (8,000)           8,000           -              -

Net income year ended                              -              -              -          32,875         32,875
                                         ------------      ---------     ----------   ------------    -----------

Balance, June 30, 2000                      6,000,000      $  6,000      $  118,700   $    (92,800)   $    31,900
                                         ============      =========     ==========   ============    ===========

Six months ended December 31, 1999 (Unaudited):
-----------------------------------------------

Balance, June 30, 1999                      9,666,000     $  9,666       $   77,634   $   (125,675)    $  (38,375)

Issuance of shares for services
   performed                                4,000,000        4,000             -              -             4,000

Acquisition of motion picture
   rights                                     334,000          334           33,066           -            33,400

Net loss, six months ended                      -              -               -          (107,405)      (107,405)
                                         ------------      ---------     ----------   ------------     -----------

Balance, December 31, 1999                 14,000,000      $14,000       $  110,700   $   (233,080)   $  (108,380)
                                           ==========      =========     ==========   =============   ============

Six months ended December 31, 2000 (Unaudited):

Balance, June 30, 2000                      6,000,000      $ 6,000       $  118,700   $    (92,800)   $    31,900

Net loss, six months ended                         -              -              -          (8,425)        (8,425)
                                         ------------      ---------       ----------   -----------    -----------

Balance, December 31, 2000                  6,000,000      $ 6,000       $  118,700   $   (101,225)    $   23,475
                                         ============      =========       ==========   ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       AMICI VENTURES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 -----------------------------------------------


                                                                                   Six Months          Six Months
                                               Year Ended        Year Ended          Ended               Ended
                                                 June 30,         June 30,         December 31,        December 31,
                                                   1999              2000              1999               2000
                                               ----------        -----------       ------------        ------------
                                                                                    (Unaudited)        (Unaudited)
Cash flows provided by (used in):
   Operating activities:
     Cash received from customers               $   430,935       $   177,592         $  177,592         $    -
     Cash paid to suppliers and
       employees                                   (474,073)         (273,871)          (273,871)           (8,425)
     Income taxes paid                                 -                 -                  -                 (949)
                                                -----------       -----------         -----------        ---------

         Net cash used in operating
           activities                               (43,138)          (96,279)            (96,279)          (9,374)
                                                -----------       -----------         -----------        ---------

   Investing activities:
     Investments in entertainment
       products                                      (1,650)           -                   -                 -
                                                -----------       -----------         -----------        ---------

         Net cash used in investing
           activities                                (1,650)           -                   -                 -
                                                -----------       -----------         -----------        ---------

   Financing activities:
     Advances from related parties                   63,612            76,100              75,600            9,500
                                                -----------       -----------         -----------        ---------

         Net cash provided by financing
           activities                                63,612            76,100              75,600            9,500
                                                -----------       -----------         -----------        ---------

Net increase (decrease) in cash                      18,824           (20,179)            (20,679)             126

Cash, beginning of period                             1,855            20,679              20,679              500
                                                -----------       -----------         -----------        ---------

Cash, end of period                             $    20,679       $       500         $     -              $   626
                                                ===========       ===========         ===========        =========






   The accompanying notes are an integral part of these consolidated financial statements.

                       AMICI VENTURES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONCLUDED)
                 -----------------------------------------------

                                                                                   Six Months          Six Months
                                               Year Ended        Year Ended          Ended               Ended
                                                 June 30,         June 30,         December 31,       December 31,
                                                   1999              2000              1999               2000
                                               ----------        ----------        ------------       ------------
                                                                                    (Unaudited)        (Unaudited)
Reconciliation of net income (loss) to net cash used in operating activities:

         Net income (loss)                       $ (79,921)       $    32,875        $  (107,405)        $  (8,425)
                                                 ----------       -----------        -----------         ---------

   Adjustments to reconcile net income
     (loss) to net cash used in operating
       activities:

       Issuance of shares applicable to
         services performed                            -                4,000              4,000              -
Loss on investments                                  30,227             3,880              3,880              -
       Amortization                                   6,056             1,678              1,458              -
       Forgiveness of debt - related parties           -             (140,500)               -                -

       Changes in assets (increase) decrease:
         Prepaid expenses                              -                1,288              1,288              -
       Changes in liabilities increase
         (decrease):
           Income taxes payable                         500               500                500              (949)
                                                 ----------       -----------        -----------         ---------

              Total adjustments                      36,783          (129,154)            11,126              (949)
                                                 ----------       -----------        -----------         ---------

              Net cash used in operating
                activities                       $  (43,138)      $   (96,279)       $   (96,279)        $  (9,374)
                                                 ===========      ============       ============        ==========

Supplemental schedule of non-cash financing activities:
-------------------------------------------------------
During September 1999, the Company issued a total of 4,000,000 shares valued at $4,000 to its new President, a director and to its legal counsel for services performed.

During November 1999, the Company issued 334,000 shares valued at the fair value of the acquired rights to a library of approximately 150 motion pictures, totaling $33,400.

In May 2000, former stockholders returned 8,000,000 shares of common stock valued at $8,000 to the Company in exchange for general releases.

  The accompanying notes are an integral part of these consolidated financial statements.

                       AMICI VENTURES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                       YEARS ENDED JUNE 30, 2000 AND 1999
                       ----------------------------------

 (1)   Organization and basis of consolidated:

       The accompanying consolidated financial statements include the accounts of Amici Ventures, Inc., a corporation organized under the laws of New York in September 1995, its AM Films division ("AMF") formed in November 1999 coincident with its acquisition of the broadband distribution rights to a library of approximately 150 motion pictures, and its wholly owned subsidiary Maxwell Entertainment, Inc. ("MEI"), a New York corporation it acquired in 1997 (collectively the "Company"). During May 2000, consistent with the Company's de-emphasis of development and production of entertainment products, MEI was approved for dissolution by the State of New York. All interCompany transactions have been eliminated.

(2)    Nature of operations:

       The Company, through acquisition of MEI, has been engaged in the development and production of theatrical entertainment products since October 1997. In November 1999, through AMF, the Company acquired the broadband distribution rights to a library of over 150 motion pictures it intends to commercialize over the internet. In May 2000, the Company ceased its development and production business and exchanged general releases with MEI's original principals in consideration for their return of 8,000,000 shares of the Company's common stock. In May 2000, AMF executed its first broadcast agreement with VeryIndependentFilms.com.

(3)    Interim financial statements:

       The balance sheet as of December 31, 2000 and the related statements of operations and retained earnings and cash flows for the six month periods ended December 31, 1999 and 2000 are unaudited. However, in the opinion of management these interim financial statements include all adjustments (consisting of only normal recurring adjustments), which are necessary for the fair presentation of the results for the interim periods presented. The results of operations for the unaudited six months period ended December 31, 2000 are not necessarily indicative of the results which may be expected for the entire 2001 fiscal year.

(4)    Summary of significant accounting policies:

       (A)      Revenue recognition:

                The Company recognizes revenue from the exploitation of film and video rights when the license fee for each film is known, the film is delivered in accordance with the license agreement, the film is available for its first showing or telecast and collectibility of the full license fee is reasonably assured.

                Fees for management services rendered, including amounts in consideration for facilities provided, are recognized in the period earned. Royalties are recognized in the period to which they relate and are presented net of related expenses. Costs associated with these entertainment ventures are recognized as incurred.

                       AMICI VENTURES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                                   (CONTINUED)

                       YEARS ENDED JUNE 30, 2000 AND 1999
                      -------------------------------------


(4)    Summary of significant accounting policies - cont'd:

       (B)      Investments:

                The entertainment projects the Company invests in are accounted for separately and such projects, if produced, are generally financed through partnerships in which the Company will own a general and often a limited interest. The Company has interests in three such projects at June 30, 1999. At June 30, 2000, the Company's investments consist of broadband distribution rights to a film library. The costs of acquiring film distribution rights are stated at the lower of cost, less accumulated amortization, or net realizable value. Distribution rights contributed to the Company by a shareholder are stated at net realizable value. Film acquisition costs are expensed using the individual film forecast computation method, which is based on the ratio of the current period's gross revenues to estimated total gross revenues from each film on an individual basis. Estimates of total gross revenues can change significantly due to a variety of factors, including the level of market acceptance of film and television products, advertising rates and subscriber fees. Accordingly, revenue estimates and amortization are reviewed periodically whenever events or changes in circumstances indicate that the carrying amount of the film may not be recoverable in accordance with Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. Such adjustments could have a material effect on results of operations in future periods.

       (C)      Use of estimates:

                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

       (D)      Net income (loss) per share:

                Net income (loss) per share-basic is computed based on the weighted average number of shares of common stock outstanding. Net income (loss) per share-dilutive reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or otherwise resulted in the issuance of common stock. The Company has not issued any potentially dilutive common shares.

                       AMICI VENTURES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                                   (CONTINUED)

                       YEARS ENDED JUNE 30, 2000 AND 1999
                      -------------------------------------

(4)    Summary of significant accounting policies - cont'd:

       (E)      Income taxes:

                The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under Statement No. 109, the asset and liability method is used in accounting for income taxes. Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The temporary differences relate primarily to the bases of revenue recognition for financial and income tax reporting purposes. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

(5)    Related party transactions:

       (A)      Rental of office:

                The Company maintains its office facility rent-free within the residence of an executive.

       (B)      Loan payable - related parties:

                At June 30, 1999, the Company is indebted to entities owned by the Company's president and certain shareholders in amounts totaling $64,900. These amounts and additional advances totaling $75,600 were forgiven and recorded as income during the year ended June 30, 2000.

                At June 30, 2000, the Company is indebted to an entity owned by the Company's president, for a loan amounting to $500. This loan is noninterest bearing and has no stated repayment date.

                At December 31, 2000, the Company is indebted to entities owned by the Company's president and certain shareholders in amounts totaling $10,000. These obligations are noninterest bearing and have no stated repayment date.

       (C)      Management Fee:

                During the years ended June 30, 1999 and 2000, the Company incurred management fees of approximately $70,000 and $97,000, respectively, to both present and past shareholders and the Company's president.

                During the six months ended December 31, 1999, the Company incurred management fees of approximately $97,000, to both present and past shareholders and the Company's president.

                       AMICI VENTURES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                                   (CONCLUDED)

                       YEARS ENDED JUNE 30, 2000 AND 1999
                      -------------------------------------


(6)    Investments:

       The Company owns the following entertainment interests:

                                                          June 30,              June 30,           December 31,
                                                            1999                  2000                 2000
                                                         ----------            ----------          ------------
                                                                                                   (Unaudited)
       Motion picture rights acquired                      $  -                  $ 33,400            $  33,400
       Interest in Spin Associates LP                        2,980                  -                    -
       Interest in Second Coming                               150                  -                    -
       Interest in 1040                                        750                  -                    -
                                                           -------               --------            ---------

                                                           $ 3,880               $ 33,400            $  33,400
                                                           =======               ========            =========

       In November 1999, AMF acquired the broadband distribution rights to over 150 motion pictures in exchange for 334,000 shares of common stock, plus the obligation to pay the owner of the rights 15% of the net revenues on a quarterly basis. At June 30, 1999, MEI owned an interest in a limited partnership, which was formed to produce the motion picture "Spin the Bottle", and had made deposits on acquiring the rights to two screenplays. These investments are recorded at the lower of cost or estimated realizable values.

(7)    Capital stock:

       In September 1999, the Company issued 3,000,000 shares of its common stock to its new President in exchange for services rendered which had a fair value of $3,000. A Director was also issued 500,000 shares at a $500 fair value for prior services and 500,000 shares were issued in partial liquidation of legal services rendered at a fair value of $500. All of the preceding issuance of common stock were valued at par value, $.001 per share, totaling $4,000.

       In May 2000, in connection with the dissolution of MEI, the Company exchanged general releases with the former principals of MEI in consideration of their returning 8,000,000 shares of common stock to the Company. The return of these shares was also recorded at par value, $.001 per share, totaling $8,000.

       In November 1999, in connection with the formation of AMF, the Company issued 334,000 shares to acquire the broadband rights to a library of approximately 150 motion pictures. These issued shares were valued at the fair value for the rights to this film library totaling $33,400 ($.10 per share).

       There were no capital stock transactions in the fiscal year ended June 30, 1999.

                       AMICI VENTURES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                                   (CONTINUED)

                       YEARS ENDED JUNE 30, 2000 AND 1999
                      -------------------------------------

(8)    Income taxes:

       The Company's total deferred tax assets, which are the result of net operating losses are as follows:

                                                  June 30,          June 30,         December 31,       December 31,
                                                    1999              2000              1999               2000
                                                 -----------    --------------     --------------       ------------
                                                                                     (Unaudited)        (Unaudited)
       Total deferred tax assets                 $   50,400       $   34,000          $   93,000        $   37,000
       Valuation allowance                          (50,400)         (34,000)            (93,000)          (37,000)
                                                 ----------       ----------          ----------        ----------

       Net deferred tax assets                   $    -           $    -              $    -            $    -
                                                 ==========       ==========          ==========        ==========

       At June 30, 2000 and 1999, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $85,000 and $126,000, respectively, which expire through 2014. The valuation allowance decreased $16,400 during the year ended June 30, 2000 and increased $32,000 for year ended June 30,1999.

       At December 31, 2000 and 1999, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $37,000 and $93,000, respectively, which expire through 2015. The valuation allowance increased $3,000 and $42,600, respectively, during the six months ended December 31, 2000 and 1999.

(9)    Income taxes:

       The components of income tax expense are as follows:

                                                                           Six Months           Six Months
                                    Year Ended        Year Ended             Ended                Ended
                                      June 30,          June 30,           December 31,         December 31,
                                        1999              2000                 1999                2000
                                    --------------    ---------------     ----------------     ----------------
                                                                           (Unaudited)          (Unaudited)
       Current
         Federal                        $ -               $ -                 $  -                  $  -
         State and local                  500               500                  500                   -
                                        -----             -----               ------                ------

                                          500               500                  500                   -
                                        -----             -----               ------                ------
       Deferred
         Federal                          -                 -                    -                     -
         State and local                  -                 -                    -                     -
                                        -----             -----               ------                ------

                                          -                 -                    -                     -
                                        -----             -----               ------                ------

              Total                     $ 500             $ 500               $  500                $  -
                                        =====             =====               ======                ======

                       AMICI VENTURES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                                   (CONTINUED)

                       YEARS ENDED JUNE 30, 2000 AND 1999
                      -------------------------------------

(9)    Income taxes - cont'd:

       A reconciliation of the statutory Federal income tax rate to the provision for income taxes is as follows:

                                                                           Six Months           Six Months
                                    Year Ended        Year Ended             Ended                Ended
                                      June 30,          June 30,          December 31,         December 31,
                                       1999              2000                 1999                 2000
                                    --------------    ---------------     ----------------     ----------------
                                                                           (Unaudited)          (Unaudited)
       Statutory Federal income
        tax rate                          34%                34%                  34%                  34%

       State and local taxes              10                 10                   10                   10

       Utilization of net operating
              loss carryforwards           -                (26)                   -                    -

       Effect of graduated
        rates on statutory rate          (44)               (17)                 (44)                 (44)
                                        -------            ------               ------              -------

                                           0%                 1%                   0%                   0%
                                        =====              =====                =====               ======

(10)   Earnings (loss) per share:

                                          Income                         Shares                   Per-share
                                        (Numerator)                  (Denominator)                 Amount
                                        -----------                  -------------                 ------

       Year ended June 30, 1999:
       -------------------------

       Basic EPS
       ---------

       Loss applicable to common
        stockholders                    $   (79,921)                    9,666,000                  $ (.01)
                                                                                                   =======

       Effective dilutive securities         -                              -
                                         -----------                  ------------

       Diluted EPS
       -----------

       Loss applicable to common
        stockholders                    $   (79,921)                    9,666,000                  $ (.01)
                                        ============                 ============                  =======

                       AMICI VENTURES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                                   (CONCLUDED)

                       YEARS ENDED JUNE 30, 2000 AND 1999
                       ----------------------------------

 (10)  Earnings (loss) per share - cont'd:

                                          Income                        Shares                 Per-share
                                        (Numerator)                (Denominator)                Amount
                                        -----------                -------------                ------

       Year ended June 30, 2000:
       -------------------------

       Basic EPS
       ---------
       Income available to common
        stockholders                    $    32,875                      7,692,000             $    .00
                                                                                               ========

       Effective dilutive securities          -                              -
                                        -----------                  -------------

       Diluted EPS
       -----------

       Income available to common
        stockholders                    $    32,875                      7,692,000             $    .00
                                        ===========                  =============             ========

       Six months ended December 31, 1999 (Unaudited):
       -----------------------------------------------

       Basic EPS
       ---------

       Loss applicable to common
        stockholders                    $  (107,405)                    12,047,143             $   (.01)
                                                                                               =========

       Effective dilutive securities         -                              -
                                        -----------                  -------------

       Diluted EPS
       -----------

       Loss applicable to common
        stockholders                    $  (107,405)                    12,047,143             $   (.01)
                                        ============                 =============             =========

       Six months ended December 31, 2000 (Unaudited):
       -----------------------------------------------

       Basic EPS
       ---------

       Loss applicable to common
        stockholders                    $    (8,425)                     6,000,000             $    .00
                                                                                               ========

       Effective dilutive securities          -                              -
                                        -----------                  -------------

       Diluted EPS
       -----------

       Loss applicable to common
        stockholders                    $    (8,425)                     6,000,000             $    .00
                                        ============                 =============             ========

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         There have been no changes in or disagreements with our accountants.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts, agreements or other documents, those references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, and any additional materials we file with the Securities and Exchange Commission, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

         We intend to send an annual report, including audited financial statements, to our shareholders. We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

         Our registration statement can be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                              AMICI VENTURES, INC.


                               2,000,000 Shares of
                                  Common Stock
                              --------------------

                                   PROSPECTUS
                              --------------------


                                 _________, 2001


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Except as hereinafter set forth, there is no charter provision, bylaw, contract, arrangement or statute under which any officer or director of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

Indemnification of Directors and Officers

                  Section 722 of New York Business Corporation Law, as amended, provides for the indemnification of the Company's officers, directors and corporate employees and agents under certain circumstances as follows:

AUTHORIZATION FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (a) A corporation may indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

         (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendre, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

         (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or interstate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or if no action was brought, any court of competent jurisdiction , determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

         Section 723 of the New York Business Corporation Law, as amended, provides for the payment of indemnification other than by a court award.

         Notwithstanding a failure of a corporation to provide indemnification and despite any contrary resolution of the board or of the shareholders, Section 724 of New York Business Corporation Law, as amended, provides for the indemnification of a Company's officers and directors by a court. Moreover,
Section 726 of the New York Business Corporation Law provides for the situations in which a corporation shall have the power to purchase and maintain insurance for indemnification of directors and officers.

The Securities and Exchange Commission's Policy on Indemnification

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its certificate of incorporation, or by-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Our articles of incorporation provide that the corporation shall, to the fullest extent permitted by the Business Corporation Law of the State of New York, indemnify any and all persons whom it shall have power to indemnify under
Article 7 thereof.

         The indemnification provided by our Articles of Incorporation is not exclusive of any other rights to which those indemnified may be entitled under the bylaws, any agreement, vote of shareholders or disinterested directors or otherwise, and any procedure provided for by any of the foregoing, both as to action in his or her official capacity and as to action in another while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such a person.

         Our by-laws give effect to the foregoing provisions of our Articles of Incorporation.

         The Company may obtain liability insurance for its directors and officers covering, subject to exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of Amici Ventures, Inc.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

         The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities  and  Exchange  Commission  Registration  Fee        $    15.00
Accounting  Fees  and  Expenses                                 $10,000.00
Legal  Fees  and  Expenses                                      $10,000.00
Miscellaneous                                                   $ 5,000.00
         Total                                                  $25,015.00

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES.

         Set forth in chronological order is information regarding shares of common stock issued during the past three years. Also included is the consideration, if any, received by the Company for such shares and information relating to the section of the Securities Act of 1933 (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

         In February 1998, the Company sold 356,000 shares of its Common Stock to five persons in a private sale, in consideration for $.25 per share net to the Company. The Company believes that such transaction was exempt from registration under the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder as a transaction by an issuer not involving any public offering

         In September 1999, the Company issued 3,000,000 shares of its Common Stock to Mr. Anthony R. Russo in consideration for consulting services performed for the Company, valued at $3,000. Herbert Maxwell was also issued 500,000 shares of common stock valued at $500 for his services as Chairman of the Board since our inception in September 1995 through his resignation in August 1999. In addition, in consideration for certain services performed for the Company, valued at $500, Joseph Sierchio was issued 500,000 shares of common stock.

         In November 1999, the Company issued 334,000 shares of its common stock to Dream LLC in exchange for the internet broadband rights to approximately 150 motion pictures. The parties valued the shares at $.10 per share or $33,400 in the aggregate.

         The Company believes that the above-mentioned September 1999 and November 1999 share transactions were exempt from registration under the Securities Act pursuant to Section 4(2) and the rules and regulations promulgated thereunder as transactions by an issuer not involving any public offering.

ITEM  27.  EXHIBITS.

         The following Exhibits are attached hereto:

EXHIBIT           DESCRIPTION OF EXHIBIT AND FILING REFERENCE
NUMBER

3.1               Articles of Incorporation

3.2               Bylaws

5.1 Opinion of Sierchio & Company, LLP, regarding the legality of the securities being registered

23.1              Consent of Sierchio & Company, LLP (included in Exhibit 5.1)

23.2              Consent of Marden, Harrison & Kreuter, CPAs, P.C.


ITEM  28.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 24 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on the 14th day of May, 2001.

                                      AMICI VENTURES, INC.

                                      By: /S/ Anthony R. Russo
                                      -------------------------------
                                      Anthony R. Russo,
                                      President and Chief Financial Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and on the date stated:

SIGNATURE                   TITLE                                    DATE

/s/ Anthony R. Russo
--------------------     President, Chief Financial Officer
Anthony R. Russo         and sole Director                      May 14th, 2001
                         (principal executive officer,
                          principal financial officer,
                          principal accounting officer)

                                  EXHIBIT INDEX


The following Exhibits are attached hereto:

EXHIBIT    DESCRIPTION OF EXHIBIT AND FILING REFERENCE                     PAGE
NUMBER

3.1        Articles of Incorporation                                        48

3.2        Bylaws                                                           50

5.1        Opinion of Sierchio & Company, LLP, regarding the legality
           the securities being registered                                  55

23.1       Consent of Sierchio & Company, LLP (included in Exhibit 5.1)     55

23.2       Consent of Marden, Harrison & Kreuter, CPAs, P.C.                57